EXHIBIT 10.1

LEASE TERMINATION AND SURRENDER AGREEMENT

THIS AGREEMENT, made as of this 30th day of June, 2011, between JVNJ REALTY CORP., a New Jersey corporation having an address at 4151 Gulf Shore Blvd. N, #1502, Naples, Florida 34103 (hereinafter referred to as “Landlord”), and MEDIA SCIENCES INTERNATIONAL INC., having an address at 8 Allerman Road, Oakland, New Jersey 07436 (hereinafter referred to as “Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord, as landlord, and Tenant, as tenant, entered into a lease agreement dated September 30, 2004 and a Lease Extension Rider dated November 20, 2009 (hereinafter collectively referred to as the "Lease") covering the premises located at 8 Allerman Road, Oakland, New Jersey (the "Demised Premises"), and neither party is in default thereunder;

WHEREAS, Landlord and Tenant desire to cancel and terminate the Lease as of the Effective Date (as hereinafter defined) upon the terms and conditions hereinafter provided;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter contained, Landlord and Tenant agree as follows:

1.           Notwithstanding the commencement and expiration dates set forth in the Lease, Landlord and Tenant agree to cancel and terminate the Lease and all rights and obligations of Tenant and Landlord thereunder as of June 30, 2011 (hereinafter called the "Effective Date").  The Lease is hereby terminated as of the Effective Date, as if said date were originally set forth in the Lease as the termination date of the term thereof, and Tenant shall not be required to pay any Fixed Rent or additional rent after the Effective Date, except for Real Estate Taxes and Personal Property Taxes which shall be paid by Tenant through the Surrender Date.

2.           Upon the execution of this Agreement, Tenant shall pay to Landlord Five Hundred Thousand and 00/100 ($500,000.00) Dollars, receipt of which is hereby acknowledged by Landlord.

3.           Notwithstanding the Effective Date, at no additional cost to Tenant, Tenant hereby agrees to surrender the Demised Premises to Landlord and Landlord hereby agrees to accept the surrender of the Demised Premises by Tenant as of October 31, 2011, or sooner at Tenant’s option (the “Surrender Date”), upon the terms and conditions hereinafter provided.  Landlord acknowledges and Tenant agrees that Tenant shall remove its equipment, trade fixtures, and merchandise prior to the Surrender Date.  Upon the Surrender Date, Tenant shall surrender the Demised Premises in its then "AS IS" condition and Landlord agrees to accept the Demised Premises in its then "AS IS" condition.  Landlord confirms that no Alterations installed by Tenant are required to be removed by Tenant at the end of the term.  Tenant makes no warranties or representations regarding the condition of the Demised Premises or their surrender.

4.           Landlord shall notify those utility companies serving the Demised Premises that Landlord shall be responsible for the payment of any and all obligations incurred thereof after the Surrender Date for the utilities serving the Demised Premises, and shall cause meters to be read on such date.  Telephone service for the Demised Premises shall be terminated by Tenant as of the Surrender Date.

5.           Landlord shall be entitled to retain the security deposit paid by Tenant under the Lease and all accumulated earnings and interest, if any, on said security deposit.

6.           At any time prior to the Surrender Date, Landlord’s agent may show said premises to a party interested in leasing the Demised Premises after Tenant vacates, upon reasonable notice to Tenant.

7.           Landlord hereby warrants and represents to Tenant that there is no mortgage or lien on the Demised Premises and that Landlord has the full right, power, and lawful authority to enter into this Agreement and that Landlord is the owner of the fee simple of the Demised Premises and that title to the Demised Premises is and shall continue to be, until the termination of the Lease, free and clear of any liens and encumbrances.  In addition to any other rights which Tenant might have at law or in equity and not as a limitation thereof, Landlord hereby agrees to indemnify and hold Tenant harmless from any loss or damages arising directly or indirectly, from breach of this warranty and representation including, without limitation, any and all claims that might be made by any mortgagee, pledges and/or any other secured party as a result of the execution of this Agreement.

8.           Landlord and Tenant hereby remise, release and forever discharge each other and their respective heirs, executors, administrators, legal representatives, successors and assigns of and from all actions or causes of action, suits, debts, dues, sums of money, acts, reckonings, bonds, bills, covenants, controversies, promises, variances, permits, trespasses, accounts, contracts, agreements, damages, judgments, extents, executions, claims, liability and demands whatsoever of every name and nature, in law or in equity which Landlord or Tenant can, will or may have or which their respective heirs, executors, administrators, legal representatives, successors and assigns, hereafter can, shall or may have for, upon or by reason of any matter, happening, cause or thing whatsoever, directly or indirectly, arising out of or connected in any way with the Lease or arising out of or in any way connected with the use and occupancy of the Demised Premises; provided, however, that this Article 8 shall not be deemed to release Landlord from (i) its obligations to notify the utility companies and cause the meters to be read as set forth in Article 4 hereof or (ii) its obligations pursuant to the warranty and representation as set forth in Article 7 hereof.

9.           The submission of this Agreement does not constitute any reservation of or an option for the termination of the Lease and this Agreement becomes effective only upon execution and delivery of this Agreement by Tenant to Landlord.

10.           This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

11.           This Agreement may not be modified or amended except by a written agreement executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:

JVNJ REALTY CORP.

By: /s/______________________________

TENANT:

MEDIA SCIENCES INTERNATIONAL, INC.

By: /s/  Denise Hawkins________________
Denise Hawkins
Chief Financial Officer